Exhibit 10.23c

  Amendment to 1991 Non-Qualified Stock Option Plan for Non-Employee Directors,
                                   as amended

The Plan is amended by replacing clause 5.3(b)(iii) with a new clause (iii) and adding a new clause (iv), as follows:

(iii) If authorized by the Committee, by a "net exercise" via the forfeiture to the Company of a portion of the Option pertaining to shares with a fair market value equal to the exercise price of the portion of the Option being exercised plus the applicable tax withholding amount;

(iv) Any combination of the consideration  provided in the foregoing subsections
(i) and (ii) (and, if authorized by the Committee, subsection (iii)); and